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                                                                     Exhibit 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            THE TRIZETTO GROUP, INC.,

                           FINSERV ACQUISITION CORP.,

                        FINSERV HEALTH CARE SYSTEMS, INC.

                                       AND

              SECURITYHOLDERS OF FINSERV HEALTH CARE SYSTEMS, INC.

                          DATED AS OF DECEMBER 22, 1999

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of December 22, 1999, by and among The TriZetto Group, Inc., a Delaware corporation ("TriZetto"), Finserv Acquisition Corp, a Delaware corporation and wholly owned subsidiary of TriZetto ("Merger Sub"), Finserv Health Care Systems, Inc., a New York corporation ("Finserv"), the holders of the capital stock of Finserv listed on the signature pages attached hereto (collectively, the "Finserv Shareholders" and individually, a "Finserv Shareholder"), and Stuart Schloss, as a holder of certain promissory notes made by Finserv ("Finserv Noteholder" and together with Finserv Shareholders, the "Finserv Securityholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

                                    RECITALS

         WHEREAS, the respective Boards of Directors of TriZetto, Merger Sub and Finserv believe it is in the best interest of each company and their respective shareholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into Finserv (the "Merger");

         WHEREAS, the respective Boards of Directors of TriZetto, Merger Sub and Finserv have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Finserv Securityholders are the record and beneficial owners of 100% of the issued and outstanding shares of Finserv's common stock, without par value (the "Finserv Stock"), as set forth on Schedule 1 attached hereto;

         WHEREAS, the Finserv Noteholder is the holder of the promissory notes listed on Schedule 2 attached hereto, each made by Finserv and payable to the Finserv Noteholder (collectively, the "Finserv Notes");

         WHEREAS, at the time of the Closing, the Finserv Securityholders will be the record and beneficial owners of 100% of the issued and outstanding shares of Finserv Stock as set forth on Schedule 1 attached hereto;

         WHEREAS, each of TriZetto, Merger Sub, Finserv and the Finserv Securityholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof; and

         WHEREAS, for Federal income tax purposes, the Merger is intended to be qualified as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
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                                   ARTICLE 1

                                   THE MERGER

         1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the New York General Corporation Law ("NYGCL"), Merger Sub shall be merged with and into Finserv at the Effective Time of the Merger (as defined in Section 1.3). Following the Merger, the separate corporate existence of Merger Sub shall cease, and Finserv shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the DGCL and the NYGCL.

         1.2. CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660 or by facsimile, on December 22, 1999, or, if the conditions to Closing set forth in Section 9 of this Agreement shall not have been satisfied or waived by the appropriate party by such time of day on such date, at such time of day as the parties shall agree on the first business day to occur following the date on which all of the conditions to Closing set forth in Section 9 shall have been satisfied or waived as provided therein (subject to the provisions of Section 10 hereof, such other date and time as shall be mutually agreed upon by the parties, but in no event later than December 31, 1999. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the "Closing Date." At the time of the Closing, TriZetto, Merger Sub, Finserv and the Finserv Securityholders shall deliver the certificates and other documents and instruments required to be delivered hereunder.

         1.3. EFFECTIVE TIME. At the Closing, a certificate of merger (the "Certificate of Merger") shall be executed in accordance with the relevant provisions of the DGCL and the NYGCL and the parties shall make all other filings, recordings or publications required by the DGCL and the NYGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State and the New York Secretary of State, or at such other time as may be specified in the Certificate of Merger (the "Effective Time").

         1.4. EFFECTS OF THE MERGER. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL and the NYGCL.

         1.5. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The Certificate of Incorporation and Bylaws of Finserv as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable law.

         1.6. DIRECTORS AND OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.



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                                   ARTICLE 2

       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF FINSERV AND MERGER SUB

         2.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of TriZetto, Merger Sub, Finserv or the Finserv Securityholders:

             (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of capital stock of Merger Sub (the "Merger Sub Stock") shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of Finserv Stock.

             (b) CONVERSION OF FINSERV COMMON STOCK. Subject to Sections 2.1(c) and 2.1(d):

                  (i) Each issued and outstanding share of Finserv Stock will be converted automatically into the right to receive, the number of validly issued, fully paid and non-assessable shares of common stock, $0.001 par value, of TriZetto (the "TriZetto Stock") which equals the Conversion Number, subject to adjustment as set forth in Sections 2.5, 2.6 and 2.7. As used herein, the "Conversion Number" shall equal the number obtained by dividing:

                     (A) the quotient obtained by dividing $1,500,000 by the average of the closing sales prices of the TriZetto Stock for the five trading days immediately preceding December 18, 1999, as reported on the Nasdaq National Market System ("NMS"), by

                     (B) the number that is equal to the total number of shares of Finserv Stock that are issued and outstanding immediately prior to the Effective Time of the Merger.

                  (ii) At the Effective Time, all such shares of Finserv Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such certificates, certificates representing the shares of TriZetto Stock ( the "Merger Consideration") to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

             (c) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Finserv Stock that are outstanding immediately prior to the Effective Time and that are held by a holder who is entitled to and has demanded and perfected his right of appraisal for such Finserv Stock in accordance with Article 9 of the NYGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in
Section 2.1(b) of this Agreement, unless and until such holder fails to perfect or withdraws or otherwise loses his right to an appraisal of the Dissenting Shares and payment under the NYGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to an appraisal of the Dissenting Shares under the NYGCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. Finserv agrees to give all notices acquired under Article 9 of the NYGCL and otherwise comply with the requirements of Article 9 of the NYGCL. In addition, Finserv shall give TriZetto (i) prompt notice of any written demands for appraisal of any Dissenting


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Shares, withdrawals of such demands, and any other instruments served pursuant to the NYGCL and received by Finserv and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYGCL. Finserv shall not, except with the prior written consent of TriZetto, voluntarily offer to make or make any payment with respect to any demands for appraisal for Dissenting Shares or offer to settle any such demands.

             (d) STOCK OPTIONS AND STOCK PLANS. As of the date of this Agreement and as of the Effective Time, there will be no outstanding Finserv Derivative Securities and no outstanding Finserv Options.

         2.2. EXCHANGE OF CERTIFICATES.

             (a) TRIZETTO STOCK EXCHANGE PROCEDURES. Immediately following the Closing, upon receipt of the certificates representing all of the outstanding shares of Finserv Stock from the Finserv Securityholders, TriZetto and Finserv shall submit to TriZetto's registrar and transfer agent, U.S. Stock Transfer Corporation (the "Exchange Agent"), an instruction letter including a list of the names, addresses and social security numbers or taxpayer identification numbers of each Finserv Securityholder who has delivered the certificate or certificates representing all shares of Finserv Stock held by such Finserv Securityholder to TriZetto and for which the holders thereof are not entitled to claim dissenter's rights. As soon as reasonably practicable following the Effective Time, TriZetto shall cause the Exchange Agent to issue in exchange therefor (i) a certificate representing that number of whole shares of TriZetto Stock, which such shareholder has the right to receive pursuant to the provisions of this Article 2 (less the proportionate number of shares to placed into Escrow as provided in Section 2.4 below) and as further described on Exhibit B attached hereto, and (ii) the cash payment in lieu of fractional shares, if any. Upon delivery of the above mentioned consideration, the Finserv stock certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.2, each certificate shall be deemed at any time after the Effective Time for all corporate purposes of TriZetto to represent ownership of the number of shares of TriZetto Stock into which the number of shares of Finserv Stock shown thereon have been converted as contemplated by this Article 2.

             (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to TriZetto Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of TriZetto Stock represented thereby and no cash payment in lieu of fractional shares shall be paid pursuant to Section 2.2(d) until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the record holder of the certificates representing whole shares of TriZetto Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of TriZetto Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of TriZetto Stock.

             (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All shares of TriZetto Stock issued upon the surrender for exchange of certificates in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.2(d)) shall be deemed to have been issued


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(and paid) in full satisfaction of all rights pertaining to the shares of
Finserv Stock represented thereby. From and after the Effective Time, the stock transfer books of Finserv shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Finserv Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

             (d) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of TriZetto Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a TriZetto stockholder. Each holder of shares of Finserv Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of TriZetto Stock shall receive, in lieu thereof, cash without interest in an amount equal to such fractional share of TriZetto Stock multiplied by $30.6125.

             (e) WITHHOLDING TAXES; PAYMENTS TO PUBLIC OFFICIALS. TriZetto and Merger Sub shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Finserv Securityholder pursuant to this Agreement such amounts as TriZetto and Merger Sub may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Finserv Securityholder to whom such amounts would otherwise have been paid. Neither TriZetto nor Merger Sub shall be liable to any Finserv Securityholder for any shares of TriZetto Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         2.3. NOTE CONSIDERATION.

             (a) NOTE PURCHASE. On the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of the parties contained herein, concurrently with the Closing, the Finserv Noteholder shall sell, transfer and deliver to TriZetto, and TriZetto shall purchase from the Finserv Noteholder, all of the issued and outstanding Finserv Notes except for $25,000 which shall remain outstanding; provided however, that TriZetto shall not be obligated to pay more than $1,224,592.21 for the Finserv Notes, net of the debt owed by the Finserv Noteholder to TriZetto pursuant to that certain Secured Promissory Note executed by the Finserv Noteholder on December 16, 1999 (the "Note Consideration" and together with the Merger Consideration and Earnout Consideration, the "Consideration").

             (b) PAYMENT OF THE NOTE CONSIDERATION. TriZetto will withhold $125,000 of the Note Consideration that would otherwise be delivered to the Finserv Noteholder at the Closing (the "Cash Holdback") and that will be held by TriZetto for one year to secure the adjustment to the Note Consideration which may be made pursuant to Sections 2.5 and 2.6 below; provided, however, that the Cash Holdback will be released sooner upon the complete resolution of the adjustments set forth in Sections 2.5 and 2.6 below. Subject to the adjustment set forth in Sections 2.5 and 2.6, at the Closing, TriZetto will deliver the Note Consideration minus the Cash Holdback, by wire transfer to the Finserv Noteholder in accordance with wire instructions provided by the Finserv Noteholder.

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         2.4. DELIVERY OF TRIZETTO STOCK TO ESCROW. Pursuant to an Escrow
Agreement to be entered into on or before the Closing in substantially the form of Exhibit C (the "Escrow Agreement"), by and among TriZetto, the Finserv Securityholders, Bankers Trust Company of California N.A. (the "Escrow Agent") and the Representative, TriZetto will deposit stock certificates representing 20,000 shares of TriZetto Stock that would otherwise be delivered to the Finserv Securityholders at the Closing (the "Escrow Shares") in Escrow together with related stock powers which will be held in escrow for one year to secure the:
(i) accounts receivable and accounts payable covenants in Section 2.5 below;
(ii) The Flex Group Excess covenant in Section 2.6 below; (iii) claims made by or on behalf of Steven Kramer against Finserv, TriZetto or any of their Affiliates; and (iv) indemnification obligations of Finserv and the Finserv Securityholders with respect to claims made under Article 8 hereof and to secure the purchase price adjustments of the Finserv Securityholders which may be made pursuant to Sections 2.5 and 2.6 below and in accordance with the Escrow Agreement.

         2.5. ADJUSTMENT TO CONSIDERATION BASED ON ACCOUNTS RECEIVABLE AND PAYABLE SCHEDULE.

             (a) ACCOUNTS RECEIVABLE AND PAYABLE SCHEDULE.

                  (i) No later than 60 business days after the Closing Date, Finserv shall deliver to TriZetto a schedule of accounts receivable and accounts payable which shall be dated as of the Closing Date and which shall be prepared in a manner in accordance with generally accepted accounting principles consistently applied ("GAAP"), including normal accruals through December 31, 1999 which reflects accounts receivable earned, but which were not billed as of the Closing Date ("Accounts Receivable and Payable Schedule"). TriZetto may, within 90 days after the Closing Date at its sole option with notice to Stuart Schloss as the representative of the Finserv Securityholders (the "Representative"), prepare from Finserv's books and records (in accordance GAAP consistently applied) its own version of such Accounts Receivable and Payable Schedule, and if the two versions vary, TriZetto's Chief Financial Officer or his designee and the Representative shall meet to reconcile the versions and arrive at a final Accounts Receivable and Payable Schedule. In the event the parties cannot agree on a reconciled version, the dispute shall be determined in accordance with Section 2.5(c) below. The Accounts Receivable and Payable Schedule, if accepted by TriZetto, or in the alternative the reconciled Accounts Receivable and Payable Schedule resulting from the procedure described in the immediately preceding sentence, shall be the "Final Accounts Receivable and Payable Schedule."

                  (ii) It is acknowledged that after the Closing Date all billings and collections of Finserv will be the property of TriZetto as holder of 100% of the Finserv Stock (except any payments received from U.S. Imaging, U.S. Diagnostics, or their affiliates, relating to the Dow Corning breast implant litigation, which shall be paid to the Finserv Securityholders on a pro rata basis); provided, however, that the Representative and TriZetto's Chief Financial Officer shall meet to determine (A) the amount of unbooked accounts receivable related to New York Presbyterian which shall be deemed to have accrued prior to the Closing Date and which shall be included as an accrual on the Accounts Receivable and Payable Schedule; and (B) the amount of moving expenses incurred by Finserv which shall be deducted from the account payable section of the Accounts Receivable and Payable Schedule.

             (b) EXCESS ACCOUNTS PAYABLE ADJUSTMENT.


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                  (i) If the Final Accounts Receivable and Payable Schedule
reflects accounts payable of Finserv in excess of the sum of Finserv's accounts receivable, less a reserve for uncollectible accounts (the "Excess"), then the Note Consideration shall be reduced dollar-for-dollar by the amount of the Excess. The Excess shall be applied first against the Cash Holdback until it is reduced to zero, then if necessary against the Escrow Shares at a valuation determined pursuant to the Escrow Agreement, then if necessary, against the TriZetto Stock held by the Finserv Securityholders.

                  (ii) Assuming no disputes exist regarding the Final Accounts Receivable and Payable Schedule, the Excess shall be paid within 15 business days of the determination of the Accounts Receivable and Payable Schedule in accordance with Section 2.5(a).

             (c) VALUATION DISPUTE RESOLUTION. To initiate a dispute between TriZetto and the Finserv Securityholders with respect to the Accounts Receivable and Payable Schedule, the Representative must notify TriZetto of such dispute within ten business days of the delivery of TriZetto's version of the Accounts Receivable and Payable Schedule. In the event the parties disagree as to the reconciliation of the Accounts Receivable and Payable Schedule under Section 2.5(a), this Section 2.5(c) shall be triggered automatically and the parties shall resolve the disagreement as set forth herein. In the case of such challenge or disagreement, the amount or amounts of any line items in the Accounts Receivable and Payable Schedule which are in dispute (the "Valuation") shall be determined as follows: (a) first, TriZetto and the Representative shall engage in good faith discussions of the Valuation, following which a definitive Valuation may be agreed to; and (b) if a definitive Valuation is not determined within 30 days of the date of the Representative's notice, the CPA shall determine the calculation of the Valuation, in which case the amount so determined shall control. The costs of the CPA shall be borne equally by TriZetto and the Finserv Securityholders.

         2.6. ADJUSTMENT TO CONSIDERATION BASED ON LIABILITIES OWED TO THE FLEX GROUP, DONALD FELLNER OR THEIR AFFILIATES.

             (a) LIABILITIES OWED. Based upon the representations and warranties of Finserv and the Finserv Securityholders, TriZetto is informed and believes that Finserv owes The Flex Group, Donald Fellner and their Affiliates approximately $175,000, of which $100,000 is reflected on Finserv's books and records (the "Flex Group Indebtedness"). Pursuant to Section 3.8 of the FinServ Disclosure Schedule, Finserv and the Finserv Securityholders represent and warrant that The Flex Group Indebtedness can be paid off, and a General Release may be obtained upon Finserv's payment of $180,932.79 to The Flex Group.

             (b) CONSIDERATION ADJUSTMENT. If The Flex Group, Donald Fellner and their Affiliates require more than $180,932.79 in order to execute a General Release of all claims (the "Flex Group Excess"), then the Merger Consideration shall be reduced dollar-for-dollar by the amount of The Flex Group Excess. The Flex Group Excess shall first be applied against the Cash Holdback until it is reduced to zero, then if necessary against the Escrow Shares at a valuation determined pursuant to the Escrow Agreement.

             (c) DISPUTE RESOLUTION. In the event that TriZetto and the Representative disagree on the amount of The Flex Group Excess, the CPA shall determine The Flex Group Excess, in which case such amount so determined shall control. The costs of the CPA shall be borne equally by TriZetto and the FinServ Securityholders.


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
         2.7. ADJUSTMENT TO CONSIDERATION BASED ON FUTURE NET REVENUES.

             (a) EARNOUT PROVISIONS. The Finserv Securityholders may receive an additional $750,000 payable in shares of TriZetto Common Stock (the "Earnout Consideration") if certain milestones are met in fiscal year ending December 31, 2000 and fiscal year ending December 31, 2001.

                  (i) FISCAL YEAR 2000. The maximum Earnout Consideration of $375,000 for fiscal year 2000 shall be calculated as follows:

                     (A) If Finserv's Net Revenues and EBITDA for fiscal year 2000 are equal to or greater than $5,400,000 and $600,000, respectively, then $250,000 payable in shares of TriZetto Stock shall be delivered to the Finserv Securityholders on a pro rata basis on or before March 31, 2001;

                     (B) If Finserv's Net Revenues and EBITDA meet the thresholds set forth in Section 2.7(a)(i)(A) above, and Net Revenues or EBITDA for fiscal year 2000 are equal to or greater than $5,700,000 or $900,000, respectively, then $62,500 payable in shares of TriZetto Stock, in addition to any amounts payable pursuant to 2.7(a)(i)(A) above, shall be delivered to the Finserv Securityholders on a pro rata basis on or before March 31, 2001;

                     (C) If Finserv's Net Revenues and EBITDA for fiscal year 2000 are equal to or greater than $5,700,000 and $900,000, respectively, then $62,500 payable in shares of TriZetto Stock, in addition to any amounts payable pursuant to Section 2.7(a)(i)(A) and Section 2.7(a)(i)(B) above, shall be delivered to the Finserv Securityholders on a pro rata basis on or before March 31, 2001;

                  (ii) FISCAL YEAR 2001. The maximum Earnout Consideration of $375,000 for fiscal year 2001 shall be calculated as follows:

                     (A) If Finserv's Net Revenues or EBITDA for fiscal year 2001 are equal to or greater than $6,000,000 or $900,000, respectively, then $125,000 payable in shares of TriZetto Stock shall be delivered to the Finserv Securityholders on a pro rata basis on or before March 31, 2002;

                     (B) If Finserv's Net Revenues and EBITDA for fiscal year 2001 are equal to or greater than $6,000,000 and $900,000, respectively, then $125,000 payable in shares of TriZetto Stock, in addition to any amounts payable pursuant to Section 2.7(a)(ii)(A) above, shall be delivered to the Finserv Securityholders on a pro rata basis on or before March 31, 2002;

                     (C) If Finserv's Net Revenues and EBITDA meet the thresholds set forth in Section 2.7(a)(ii)(B) above, and Net Revenues or EBITDA for fiscal year 2001 are equal to or greater than $6,600,000 or $1,020,000, respectively, then $62,500 payable in shares of TriZetto Stock, in addition to any amounts payable pursuant to Section 2.7(a)(ii)(A) and Section 2.7(a)(ii)(B) above, shall be delivered to the Finserv Securityholders on a pro rata basis on or before March 31, 2002;


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
                     (D) If Finserv's Net Revenues and EBITDA for fiscal year 2001 are equal to or greater than $6,600,000 and $1,020,000, respectively, then $62,500 payable in shares of TriZetto Stock, in addition to any amounts payable pursuant to Section 2.7(a)(ii)(A), Section 2.7(a)(ii)(B) and Section 2.7(a)(ii)(C) above, shall be delivered to the Finserv Securityholders on a pro rata basis on or before March 31, 2002;

                  (iii) As used here, "Net Revenues" shall mean Finserv's revenues less subsequent adjustments determined in accordance with GAAP and consistent with the practices used in preparing the FinServ Financial Statements certified by PricewaterhouseCoopers LLP or such other independent certified public accountant as chosen by TriZetto.

                  (iv) As used here, "EBITDA" shall mean Finserv's earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP and consistent with the practices used in preparing the FinServ Financial Statements certified by PricewaterhouseCoopers LLP or such other independent certified public accountant as chosen by TriZetto. The calculation for EBITDA shall not include the following items: (A) expenses attributable to TriZetto or any of the TriZetto Subsidiaries (other than Finserv), except to the extent that such expenses are directly related to Finserv or are required to be entered into the books and records of Finserv pursuant to GAAP; and (B) any costs relating to any claim or liability which was ultimately paid to TriZetto pursuant to Article 8 of this Agreement. In the event that TriZetto expenses costs relating to the implementation of Finserv's computer system, including without limitation, system interfaces, such expenses shall be deducted from EBITDA as if they were amortized over the longest term permitted by GAAP.

             (b) REVENUE CALCULATION. As soon as reasonably practicable, but not later than March 1, 2001 and March 1, 2002, as applicable, TriZetto shall deliver to the Representative a calculation of Finserv's Net Revenues for (i) the 12 months and six months ended December 31, 2000 and (ii) the 12 months and six months ended December 31, 2001, respectively, determined in accordance with GAAP and consistent with the practices used in preparing the Finserv Financial Statements certified by PricewaterhouseCoopers LLP or such other independent certified public accountant as chosen by TriZetto (the "Revenue Calculation"). The cost of such accounting firm shall be borne by TriZetto. The Representative shall have 30 days to review and approve the Revenue Calculation. If the Representative does not notify TriZetto in writing within such 30 day period that it disputes any matter set forth in the Revenue Calculation, the Revenue Calculation shall be deemed to have been accepted by the Finserv Securityholders and shall be binding upon the Finserv Securityholders and TriZetto. If any disputes arise regarding the Revenue Calculation which the Finserv Securityholders and TriZetto cannot resolve between themselves within 30 days, such questions shall be referred to the CPA, and the CPA shall be directed to resolve such questions within 7 days thereafter, and the CPA's decision shall be final and binding on all parties. The cost of the CPA shall be borne equally by the Finserv Securityholders and TriZetto.

             (c) DELIVERY OF SHARES. Upon any final determination of the Revenue Calculation pursuant to Section 2.7(b), TriZetto shall promptly issue, or cause to be issued by submitting an instruction letter to its Transfer Agent instructing the Transfer Agent to issue an additional number of shares of TriZetto Stock equal to the applicable amount of the Earnout Consideration, to the Finserv Securityholders for such fiscal year, if any, as set forth in
Section 2.7(a). The shares delivered in satisfaction of the Earnout Consideration, if any, shall be based upon the average closing sales price for the 5 trading days preceding March 31, 2000 or March 31, 2001, as applicable.

             (d) STRATEGIC AND OPERATIONAL DECISIONS. It is acknowledged that after the Closing Date TriZetto shall, in its sole discretion, have complete control over all strategic and operational decisions concerning the operation of Finserv, notwithstanding that such decisions may or will impact the amount of the Net Revenues. TriZetto agrees to exercise its discretion in making such decisions in good faith and without regard to any effect such decisions may have on the Net Revenues and the Earnout Consideration, if any, to be paid hereunder. TriZetto shall introduce such of its customers to Finserv as it shall deem appropriate in its reasonable business judgment in order to increase Finserv's business. TriZetto shall provide Finserv with adequate working capital as it shall determine in its reasonable business judgment.

             (e) NET REVENUE STATEMENTS. TriZetto shall provide to the Representative, as soon as reasonably practicable, but not later than 20 days after the end of each month (except the month of December 2000) ending after the Closing until November 30, 2001, a statement setting forth (i) Net Revenues for such month and (ii) Net Revenues for the fiscal year to date. The revenue statements shall be delivered upon receipt by TriZetto of a Confidentiality Agreement in substantially the form of Exhibit D attached hereto ("Confidentiality Agreement") executed by the Representative.

         2.8. ADJUSTMENT TO TRIZETTO STOCK. If the average closing sales price of the TriZetto Stock as reported on the NMS (or other exchange or similar market on which TriZetto Stock is regularly traded if not then traded on NMS) for the 20 trading days preceding the one-year anniversary of the Closing Date (the "Adjustment Date") is less than $30.6125, then TriZetto shall issue or cause to be issued by submitting an instruction letter to its Transfer Agent instructing the Transfer Agent to issue an additional number of shares of TriZetto Stock within five business days after the Adjustment Date (the "Adjusted Shares Closing") to the Finserv Securityholders such that the total market value of all the shares of TriZetto Stock issued and delivered by TriZetto, as required this Section 2.8 as well as by Section 2.1(b) is $1,500,000, based upon the average closing sales price for the 20 trading days preceding the Adjustment Date; provided, however, that in no event shall TriZetto be required to issue a number of additional shares at the Adjustment Shares Closing in excess of 12,249 shares of TriZetto Stock. The adjustment called for by this Section 2.8 shall be made after shares of TriZetto Stock are returned from Escrow to TriZetto or otherwise sold in satisfaction of claims under Article 8 or for adjustments in pursuant to Sections 2.5 and 2.6, or for any other purpose.

         2.9. LOST CERTIFICATES. In the event any certificate representing any shares of Finserv Stock shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and upon satisfaction of the conditions set forth below, the holder of such lost, stolen or destroyed certificate shall be entitled to receive, in accordance with the terms of this Agreement, the Merger Consideration payable in respect of the Finserv Stock evidenced by such certificate. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom the Merger Consideration is to be paid shall, as a condition precedent to the payment thereof, give Finserv a bond satisfactory to TriZetto in such sum as it may direct or otherwise indemnify Finserv and TriZetto in a manner satisfactory to TriZetto against any claim that may be made against Finserv or TriZetto with respect to the certificate alleged to have been lost, stolen or destroyed.

         2.10. DELIVERY OF CONSIDERATION. By executing this Agreement, each of the Finserv Securityholders agrees to the method and timing of the delivery of the Consideration as set forth herein and in the Flow of Funds Memorandum attached hereto as Exhibit J.

                                   ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF FINSERV AND THE
                             FINSERV SECURITYHOLDERS

         Finserv and the Finserv Securityholders, jointly and severally, represent and warrant to TriZetto and Merger Sub that, except as set forth in the Finserv Disclosure Schedule:

         3.1. CORPORATE EXISTENCE AND POWER. Finserv is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Finserv. Finserv is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Finserv. Finserv has heretofore delivered to TriZetto true and complete copies of Finserv's Articles of Incorporation and Bylaws as currently in effect.

         3.2. CORPORATE AUTHORIZATION.

             (a) The execution, delivery and performance by Finserv of this Agreement and the consummation of the transactions contemplated hereby are within Finserv's corporate powers and, except for the required approval of the holders of Finserv Stock in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of two-thirds of the outstanding shares of Finserv Stock is the only vote of the holders of any of Finserv's capital stock necessary in connection with the consummation of the Merger.

             (b) Finserv's Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Finserv Shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), which approval satisfies in full any applicable requirements of the NYGCL, and (iii) resolved to recommend approval and adoption of this Agreement by the holders of Finserv Stock.

             (c) This Agreement has been duly executed and delivered by Finserv and the Finserv Securityholders and is a legal, valid and binding obligation of Finserv and the Finserv Securityholders, enforceable against Finserv and the Finserv Securityholders, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Finserv and the Finserv Securityholders of this Agreement and the consummation by Finserv and the Finserv Securityholders of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (a) the filing of the Certificate of Merger and other documents in accordance with the DGCL and the NYGCL, (b) compliance with the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act"), or foreign or state securities or blue sky laws, and (c) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Finserv or materially impair the ability of Finserv and the Finserv Securityholders to consummate the transactions contemplated by this Agreement.

         3.4. NON-CONTRAVENTION. The execution, delivery and performance by Finserv and the Finserv Securityholders of this Agreement and the consummation by Finserv and the Finserv Securityholders of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of Finserv, (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Finserv or the Finserv Securityholder,
(iii) require the consent or other action of any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Finserv or to a loss of any benefit to which Finserv is entitled under any provision of any agreement or other instrument binding upon Finserv or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Finserv, or (iv) result in the creation or imposition of any Lien on any asset of Finserv, except, in the case of clauses (ii) through
(iv), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Finserv or materially impair the ability of Finserv to consummate the transactions contemplated by this Agreement.

         3.5. COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. Finserv holds all licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respective operations, and there are no violations or claimed violations by Finserv of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation.

         3.6. CAPITALIZATION.

             (a) The authorized capital stock of Finserv consists of 200 shares of Finserv Stock. As of the date hereof, there are outstanding (i) 149 shares of Finserv Stock, (ii) no employee stock options to purchase shares of Finserv Stock, (iii) no warrants to purchase shares of Finserv Stock, and (iv) no shares of Finserv Stock issued or relating to restricted stock awards, or other stock based compensation arrangements.

             (b) All outstanding shares of capital stock of Finserv have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.6, there are no outstanding (i) shares of capital stock or other voting securities of Finserv, (ii) securities of Finserv convertible into or exchangeable for shares of capital stock or voting securities of Finserv, or (iii) options, restricted stock, other stock based compensation awards or other rights to acquire from Finserv, or other obligation of Finserv to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Finserv. There are no outstanding obligations of Finserv to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

             (c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of Finserv having the right to vote (or convertible into or exercisable for Finserv Stock having the right to vote) on any matters on which the Finserv Securityholders may vote.

         3.7. SUBSIDIARY. Finserv has no Subsidiaries and does not own any stock or equity interest in any other Person.

         3.8. COMPANY FINANCIAL STATEMENTS. Finserv has delivered to TriZetto
(a) the audited balance sheet of Finserv as of December 31, 1997, the unaudited balance sheet of Finserv as of December 31, 1998 and the related statements of income and shareholders equity for the fiscal years ended December 31, 1997 and 1998, together with an unaudited balance sheet as of October 31, 1999 and the related statement of income and shareholder's equity for the ten months then ended (collectively the "Financial Statements"). The Finserv Financial Statements present fairly, in conformity with GAAP applied on a consistent basis (subject, in the case of the October 31, 1999 financial statements, to normal year end adjustments none of which individually or in the aggregate are material), the financial condition and results of operations of as of the dates and for the periods indicated therein. For purposes of this Agreement, "Finserv Balance Sheet" means the balance sheet of Finserv as of October 31, 1999.

         3.9. ABSENCE OF CERTAIN CHANGES. Since the date of the Finserv Balance Sheet, the business of Finserv has been conducted in the ordinary course consistent with past practice and there has not been:

             (a) any event, occurrence or development of a state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on Finserv (other than adverse effects arising from the execution and performance of this Agreement, changes in general economic conditions or changes applicable generally to the industry);

             (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Finserv, or any repurchase, redemption or other acquisition by Finserv of any outstanding shares of capital stock or other securities of, or other ownership interests in the Finserv;

             (c) any amendment of any term of any outstanding security of Finserv;

             (d) any incurrence, assumption or guarantee by Finserv of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

             (e) any creation or other incurrence by Finserv of any Lien on any asset other than in the ordinary course consistent with past practices;

             (f) any making of any loan, advance or capital contribution to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of Finserv made in the ordinary course consistent with past practices;

             (g) any transaction or commitment made, or any contract or agreement entered into, by Finserv relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Finserv of any contract or other right, in either case, material to Finserv, taken as a whole, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

             (h) any change in any method of accounting, method of tax accounting or accounting practice by Finserv, except for any such change required by reason of a concurrent change in GAAP;

             (i) any (i) grant of any severance or termination pay to any current or former director, officer or employee of Finserv, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of Finserv, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of Finserv (other than in the ordinary course of business salary increases for employees other than officers and directors), (v) the declaration or payment of any bonuses or year-end payments to any current or former directors, officers or employees of Finserv, or (vi) establishment, adoption, or amendment (except as required by applicable law), of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Finserv;

             (j) any material labor dispute, other than routine individual grievances, or, to the Knowledge of Finserv or the Finserv Securityholders, any activity or proceeding by a labor union or representative thereof to organize any employees of Finserv, which employees were not subject to a collective bargaining agreement on the date of the Finserv Balance Sheet, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

             (k) any tax election or any settlement of tax liability, in either case that is material to Finserv; or

             (l) any incurrence of any indebtedness by Finserv to any Finserv Securityholder.

         3.10. LITIGATION. There is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of Finserv or the Finserv Securityholders threatened against or affecting, Finserv, its officers or directors or any of its properties before any court or arbitrator or any governmental body, agency or official. No former shareholder, employee, officer or director of Finserv has any claim pending or to the Knowledge of Finserv or the Finserv Securityholders threatened against Finserv, its officers or directors or any of its properties relating to sales of Finserv Stock by Finserv or any of Finserv's current or former stockholders. Neither Finserv nor any of its officers and directors nor any of its properties are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official. Section 3.10 of the Finserv Disclosure Schedule contains a complete list of all claims brought against Finserv, or pending since January 1, 1997, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim. To the Knowledge of Finserv or the Finserv Securityholders, there are no facts or circumstances that could reasonably be expected to give rise to any actions set forth in this Section 3.10.

         3.11. TAXES.

             (a) TAX RETURNS. Finserv has filed all material Tax returns required to have been filed on or before the date hereof, and all Taxes shown to be due on such Tax returns have been timely paid. Finserv has not agreed in writing to waive any statute of limitations in respect of Taxes of Finserv. No issues that have been raised in writing by the relevant Taxing Authority in connection with the examination of such Tax returns are currently pending, except for any written notice of such issues the subject matter of which has either been substantially resolved or would otherwise not have a Material Adverse Effect on Finserv. The amounts provided for taxes on the Finserv Financial Statements are sufficient for the payment of all accrued and unpaid U.S. federal, state, provincial, or local Taxes, interest, penalties, assessments and deficiencies for all periods prior to the dates of such balance sheets to the extent such taxes are obligations of Finserv. Section 3.11 of the Finserv Disclosure Schedule lists all unresolved audits, examinations, contests and proceedings (including written notices of intent to audit or examine) with respect to United States federal and state income Tax returns of Finserv for periods beginning on or after January 1, 1995.

             (b) TAX MATTERS. The Merger is intended to qualify as a reorganization under Section 368(a)(1)(A) of the Code. In respect thereof, the following representations are made: (i) the liabilities of Finserv were incurred by Finserv in the ordinary course of business; (ii) Finserv is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code; (iii) Finserv continues to operate at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the United States Treasury Regulations; and (iv) Finserv is not an "investment company" as defined in Section 368(a)(2)(F) of the Code.

         3.12. FINSERV EMPLOYEE BENEFIT PLANS.

             (a) The attachment to Section 3.12 of the Finserv Disclosure Schedule sets forth a list of all employee benefit plans, as defined in Section 3(3) of ERISA, of Finserv; and

             (b) Section 3.12(b) of the Finserv Disclosure Schedule sets forth a true and complete list of all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock bonus, phantom stock, vacation pay, holiday pay, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, medical, life or other insurance, supplemental unemployment and other employee benefit plans, programs, agreements or arrangements, including all unwritten employee benefit plans, programs, agreements and arrangements, if any, maintained or contributed to by Finserv for the benefit of its Employees (or former employees) and/or their beneficiaries. Both of these types of plans shall be collectively referred to as "Benefit Plans." An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because Finserv's obligations under the plan arise by reason of its being a "successor employer" under applicable law.

             (c) Finserv has delivered or made available to TriZetto a true and complete copy of each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Section 3.12(b) of the Finserv Disclosure Schedule includes a description of any such amendment that is not in writing);

             (d) Except as set forth in Section 3.12(d) of the Finserv Disclosure Schedule, Finserv does not maintain or contribute to, nor has maintained or contributed to, any Benefit Plan that is subject to Section 302 of ERISA or Section 412 of the Code.

             (e) No Benefit Plan is a "multi-employer plan," as defined in
Section 3(37) of ERISA, nor is a plan described in Section 4063(a) of ERISA.

             (f) All costs of administering and contributions required to be made by Finserv to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable law have been timely made, and are fully deductible. All amounts properly accrued to date as liabilities of Finserv under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the appropriate books, to the extent required by law or GAAP.

             (g) Except as set forth in Section 3.12(g)(i) of the Finserv Disclosure Schedule, each Benefit Plan has been maintained and operated in accordance with, and complies currently with, in all material respects, all applicable laws, including but not limited to ERISA and the Code. Each Benefit Plan has been operated in all material respects in accordance with its terms. Furthermore, the Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under
Section 401(a) of the Code, which letter, except as set forth in Section 3.12(g)(ii) of the Finserv Disclosure Schedule, takes into account any amendment to each such Benefit Plan, and, no event had occurred (either before or after the date of the letter) that would disqualify the plan.

             (h) No Benefit Plan is intended to provide benefits which might require compliance with Sections 419 or 419A of the Code.

             (i) No prohibited transaction has occurred with respect to any of the Benefit Plans which is not exempt under Section 4975 of the Code and Section 406 of ERISA, and Finserv has not engaged in any transaction with respect to any Benefit Plan which could subject it to either a material civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA, or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

             (j) Except as set forth in Section 3.12(j) of the Finserv Disclosure Schedule, Finserv does not maintain any plan that provides (or will provide) medical or death benefits to one or more, current or future former employees (including retirees) beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to
Section 4980B of the Code or state law continuation coverage or conversion rights.

             (k) Except as set forth in Section 3.12(k) of the Finserv Disclosure Schedule, there are no proceedings or lawsuits, pending or, to the Knowledge of Finserv or the Finserv Securityholders, threatened, and, to the Knowledge of Finserv or the Finserv Securityholders, are no investigations, either currently in progress or expected to be instituted in the future, relating to any

Benefit Plan, by any administrative agency, whether local, state or federal or by any fiduciary, participant or beneficiary of such plan.

             (l) Except as set forth in Section 3.12(l) of the Finserv Disclosure Schedule, none of the Benefit Plans or any other employment agreement or arrangement entered into by Finserv will entitle any current or former employee to any benefits or other compensation that become payable solely as a result of the consummation of this transaction.

             (m) None of the Benefit Plans are subject to the tax on unrelated business taxable income or unrelated debt-financed income under Section 511 of the Code.

             (n) Except as set forth in Section 3.12(n) of the Finserv Disclosure Schedule, no Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation or similar proceeding.

             (o) Section 3.12(o) of the Finserv Disclosure Schedule lists each individual who (i) has elected to continue participating in a group health plan of Finserv pursuant to an election under COBRA, or (ii) has not made an election under COBRA but who is still eligible to make such election.

         3.13. BANKING AND FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Finserv who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         3.14. ENVIRONMENTAL COMPLIANCE

             (a) Finserv is in compliance with Environmental Laws and all Environmental Permits.

             (b) Since January 1, 1996, Finserv has not received any written notice regarding any violation of any Environmental Laws, or any Finserv Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to Finserv or its facilities arising under Environmental Laws, except for any such written notice the subject matter of which has either been substantially resolved or would otherwise not reasonably be expected to have a Material Adverse Effect on Finserv.

             (c) Except as set forth in Section 3.14 of the Finserv Disclosure
Schedule:

                  (i) Finserv has not caused, and is not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which it (A) leases, occupies or operates or (B) previously owned, leased, occupied or operated and, to the Knowledge of Finserv or the Finserv Securityholders, no such disposals or releases occurred prior to Finserv having taken title to, or possession or operation of, any of such properties; and to the Knowledge of Finserv or the Finserv Securityholders no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters after Finserv has taken title to, or possession or operation of any such properties and, to the Knowledge of Finserv or the Finserv

Securityholders, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface water prior to such time;

                  (ii) Finserv has neither (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by Finserv from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility identified in Section 3.14(c)(ii)(A) was duly licensed in accordance with law and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances);

                  (iii) Neither Finserv nor the Finserv Securityholders have actual Knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those leased or operated by Finserv has come to be (or may come to be) located on or under properties leased, occupied or operated by Finserv;

                  (iv) Finserv has never installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by Finserv;

                  (v) Finserv is and has been in compliance in all material respects for the last three years with all federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and to the Knowledge of Finserv or the Finserv Securityholders no condition exists on any of the real property owned by or used in the business of Finserv that would constitute a material violation of any such law or that constitutes or threatens to constitute a public or private nuisance; and

                  (vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or, to the Knowledge of Finserv, threatened against Finserv or any settlement reached by it with any person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.

             (d) This Section 3.14 contains the sole and exclusive representations and warranties of Finserv and the Finserv Securityholders with respect to any Environmental, Health and Safety Matters, including, without limitation, any arising under any Environmental Laws.

         3.15. COLLECTIVE BARGAINING ARRANGEMENTS. Finserv is not a party to or bound by any employee collective bargaining agreement, nor is Finserv a party to or affected by or, to the Knowledge of Finserv or the Finserv Securityholders, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Finserv.

         3.16. ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Finserv Balance Sheet are owned free and clear by Finserv and are based on Finserv's reasonable judgment and its normal credit review procedures, business practices and GAAP, collectible in accordance with their terms in an amount not less than their aggregate book value. "Aggregate book value", for this purpose, shall mean the recorded amounts of such accounts receivable, less any recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied. Except as set forth in
Section 3.16 of the Finserv Disclosure Schedule, all accounts receivable for customer collections and billings prior to the Closing Date have been properly recorded on the Finserv's books and records on a timely basis and in the month in which Finserv's efforts and activities generating such income were expended.

         3.17. INVENTORIES. The consolidated inventories reflected on the Finserv Balance Sheet have been valued in accordance with GAAP consistently applied at the lower of cost or market value and consists solely of merchandise usable or salable in the ordinary course of business at not less than the value thereof reflected on the Finserv Balance Sheet. The inventory conforms to customary trade standards for such inventory, and proper recognition has been given in the Finserv Balance Sheet to damaged, obsolete, slow-moving, irregular or defective inventory. Since the Finserv Balance Sheet, there have been no changes to the inventory reflected therein, except in the ordinary course of business.

         3.18. INTERESTS IN REAL PROPERTY. Section 3.18 of the Finserv Disclosure Schedule is the complete and correct list and brief description of all real property leased by Finserv on the Closing Date. Finserv does not own any real property. All real property leases to which Finserv is a party are valid and in full force and effect and are valid and binding on the parties thereto, assuming enforceability as to the parties other than Finserv and Finserv is not in default of any material provision thereof. All improvements and fixtures made by or at the direction of Finserv on real properties leased by Finserv conform in all material respects to all applicable health, fire, safety, environmental, zoning and building laws and ordinances; and all materials, buildings, structures (or the space used by Finserv in such buildings or structures) and fixtures used by Finserv in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of their respective operations.

         3.19. PERSONAL PROPERTY. Finserv has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever to all inventory and receivables and to any item of machinery, equipment, or tangible personal property reflected on the Finserv Balance Sheet or used in the business by Finserv (regardless of whether reflected on the Finserv Balance Sheet). All the machinery, equipment and other tangible personal property used in the business by Finserv is in good operating condition and repair, normal wear and tear excepted. At the Closing Date, Finserv will possess all of the personal property wherever located used to conduct its business as conducted prior to the Closing.

         3.20. EMPLOYEES, DIRECTORS AND OFFICERS. Section 3.20 of the Finserv Disclosure Schedule comprises a complete and correct list of all of Finserv's present employees, officers and directors ("Employees"), which includes the job position and compensation payable to each of the Employees.

         3.21. PATENTS, INTELLECTUAL PROPERTY; SOFTWARE; AND YEAR 2000
COMPLIANCE.

             (a) INTELLECTUAL PROPERTY, SOFTWARE AND PRODUCTS.

                  (i) Section 3.21(a)(i) of the Finserv Disclosure Schedule contains (a) a complete and correct list of all Intellectual Property, Software and Products relating to or used in the business or operations of the business of Finserv, and (b) a complete and correct list of all persons who have contributed to the creation or development of the Intellectual Property, Software and Products. No Finserv Securityholder, employee or contractor, nor any of their respective Affiliates, has any right, title or interest in or to any Intellectual Property, Software or Products.

                  (ii) Finserv owns all right, title and interest in and to all Intellectual Property and Software used in or necessary for the conduct of Finserv's business as presently conducted, including, without limitation, all Intellectual Property and Software developed or discovered in connection with or contained in or related to Finserv's Products, free and clear of all liens, mortgages, charges, pledges, claims and encumbrances (including without limitation any distribution rights and royalty rights). All persons who have contributed to the creation or development of the Intellectual Property, Software and Products, including, without limitation, all employee, independent contractors and consultants, have executed an Assignment of Rights Agreement transferring any and all ownership rights to Finserv. None of the Products contain any codes or modules which have been created or developed by third parties. Such Intellectual Property and Software constitutes all Intellectual Property and Software necessary for the conduct of its business in the manner conducted immediately prior to the Closing. To the Knowledge of Finserv or the Finserv Securityholders, Finserv has not infringed, nor is infringing, upon any Intellectual Property or Software rights of others. Finserv has the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of, all Intellectual Property, Software and Products. To the Knowledge of Finserv or the Finserv Securityholders, the Products do not include any Intellectual Property or Software that is in the public domain.

                  (iii) No claims have been asserted against Finserv by any person challenging Finserv's use or distribution (including manufacture, marketing license, or sale) of any Product or products utilized by Finserv (including, without limitation, Third Party Technology), or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the Knowledge of Finserv or the Finserv Securityholders, there is no valid basis for any claim of the type specified in this Section 3.21.

                  (iv) Finserv has valid copyrights in all material copyrightable material whether or not registered with the U.S. copyright office, including all copyrights in the Products containing material copyrightable material. Consummation of the transactions contemplated hereby will not alter or impair the validity of any copyrights or copyright registrations.

                  (v) (A) No third party (including any OEM or site license customer) has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the Products or any adaptations, translations, or derivative works based on the Products, or any portion thereof; (B) Finserv has not granted to any third party any exclusive rights of any kind with respect to any of the Products, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Products; and (C) Finserv has not granted any third party any right to market any product utilizing any Product under any "private label" arrangements pursuant to which Finserv is not identified as the source of such goods. Each document or instrument identified pursuant to this Section is listed in Section 3.21 of the Finserv Disclosure Schedule and true and correct copies of such documents or instruments have been furnished to TriZetto. No third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the Products are a derivative work.

                  (vi) Each of the Products: (A) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business and not otherwise material to Finserv's business; and (B) can be recreated from its associated source code and related documentation by reasonably experienced technical personnel without undue burden.

                  (vii) Finserv has furnished TriZetto with all end user documentation relating to the use, maintenance or operation of each of the Products, all of which is true and accurate in all material respects.

                  (viii) To the Knowledge of Finserv or the Finserv Securityholders, no employee of Finserv is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Finserv or any other party because of the nature of the business conducted by Finserv or proposed to be conducted by Finserv.

                  (ix) No Third Party Technology is included in the Products.

             (b) YEAR 2000 COMPLIANCE.

                  (i) PRODUCTS AND SERVICES.

                     (A) To the Knowledge of Finserv or the Finserv Securityholders, all of Finserv's products and services are Year 2000 Compliant in all material respects.

                     (B) If Finserv is obligated to repair or replace products or services previously provided by Finserv that are not Year 2000 Compliant in order to meet Finserv's contractual obligations, to avoid personal injury or other liability, to avoid misrepresentation claims, or to satisfy any other obligations or requirements, to the Knowledge of Finserv or the Finserv Securityholders, Finserv has repaired or replaced those products and services to make them Year 2000 Compliant in all material respects.

                     (C) Finserv has furnished TriZetto with true, correct and complete copies of any customer agreements and other materials and correspondence in which Finserv has furnished (or could be deemed to have furnished) assurances as to the performance and/or functionality of Finserv's products or services on or after January 1, 2000.

                  (ii) COMPUTER SOFTWARE AND SYSTEMS. To the Knowledge Finserv or the Finserv Securityholders, all of Finserv's computer software and systems are Year 2000 Compliant in all material respects.

                  (iii) SUPPLIERS. To the Knowledge of Finserv or the Finserv Securityholders, all vendors of products or services to Finserv, and its respective products, services and operations, are Year 2000 Complaint in all material respects. To the Knowledge of Finserv or the Finserv Securityholders after a reasonably diligent investigation, each such vendor will continue to furnish its products or services to Finserv, without interruption or material delay, on and after January 1, 2000.

         3.22. CONTRACTS. Section 3.22 of the Finserv Disclosure Schedule describes, and Finserv has caused to be delivered to TriZetto complete and correct copies of, all currently effective contracts to which Finserv is a party or by which Finserv or any of its respective properties or assets are bound which (i) involve the payment or receipt by Finserv of more than $75,000 over the remaining term of the contract; (ii) are financing documents, loan agreements or promissory notes; (iii) are otherwise material to the business of Finserv and are not for the purchase or sale of goods or services in the ordinary course of business; (iv) have a remaining term of more than one year from the date of this Agreement; or (v) are distributorship or other agreements relating to the marketing of products. To the Knowledge of Finserv or the Finserv Securityholders, all of the other parties to such agreements are in compliance with all material provisions of all such agreements and no fact exists which is, or with the passage of time could become, a default under any of the aforementioned contracts.

         3.23. INSURANCE AND BANKING FACILITIES. Section 3.23 of the Finserv Disclosure Schedule comprises a complete and correct list of (i) all contracts of insurance and indemnity of or relating to Finserv (except insurance related to employee benefits) in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks in which Finserv has accounts; and (iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force at the date hereof have been or will be paid, and Finserv knows of no circumstance (including without limitation the consummation of the transactions contemplated by this Agreement) which has caused, or might cause, any such contract to be canceled or terminated.

         3.24. PERSONNEL. Section 3.24 of the Finserv Disclosure Schedule comprises a complete and correct list of, and Finserv has caused TriZetto to be furnished with complete and correct copies of (or, if not in writing, a description of the terms of), (i) all employment contracts, collective bargaining agreements, and all compensation plans, agreements, programs, practices, commitments or other arrangements of any type, including stock, bonus, profit sharing, incentive compensation, pension and retirement agreements respecting or affecting any employees of Finserv; and (ii) all insurance, health, medical, hospitalization, dependent care, severance, fringe or other employee benefit plans, agreements, programs, practices, commitments or other arrangements of any type in effect for employees of Finserv. Section 3.24 of the Finserv Disclosure Schedule includes a list of all employees of Finserv. Finserv has been and are in compliance in all material respects with the terms of, and any laws or regulations applicable to, all such plans, agreements, practices, commitments or programs.

         3.25. POWERS OF ATTORNEY AND SURETYSHIPS. Finserv does not have any powers of attorney outstanding (other than a power of attorney issued in the ordinary course of business with respect to tax matters or to customs agents and customs brokers), and, except for obligations as an endorser of negotiable instruments incurred in the ordinary course of business, Finserv does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other person.

         3.26. MINUTES AND STOCK RECORDS. Finserv has caused TriZetto to be given access to complete and correct copies of the minute books and stock records of Finserv. Such items contain a complete and correct record in all material respects of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of Finserv and its Board of Directors, and all original issuances and subsequent transfers and repurchases of its capital stock.

         3.27. INVESTMENT REPRESENTATIONS. Each Finserv Securityholder represents and warrants, severally, but not jointly, that:

             (a) He is acquiring the TriZetto Stock for his own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

             (b) He understands that (i) the TriZetto Stock has not been registered under the 1933 Act by reason of a specific exemption therefrom, that they must be held by him indefinitely, and that he must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration;
(ii) each certificate representing the TriZetto Stock will be endorsed with the following legend:

                   "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR IF TRIZETTO RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO TRIZETTO, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT."

and (iii) TriZetto will instruct any transfer agent not to register the transfer of any of the TriZetto Stock unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to SEC Rule 144 or Rule 144A and the Finserv Securityholder provides TriZetto with evidence reasonably satisfactory to TriZetto and its counsel that the proposed transaction satisfies the requirements of Rule 144 or Rule 144A.

             (c) He acknowledges that he is able to fend for himself, can bear the economic risk of his investment and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the TriZetto Stock.

             (d) He understands that the share of TriZetto Stock he is acquiring are "restricted securities" under the federal securities laws inasmuch as they are being acquired from TriZetto in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances, and he represents that he is familiar with SEC Rule 144 and Rule 144A, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

             (e) He is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D as presently in effect.

         3.28. FULL DISCLOSURE. All of the representations and warranties made by Finserv and the Finserv Securityholders in this Agreement, and all statements set forth in the certificates delivered by Finserv and the Finserv Securityholders at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Finserv and the Finserv Securityholders pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF TRIZETTO AND MERGER SUB

         TriZetto and Merger Sub, jointly and severally, represent and warrant to Finserv and the Finserv Securityholders that, except as set forth in TriZetto Disclosure Schedule or in TriZetto's SEC Filings which have been provided to Finserv and the Finserv Securityholders prior to the date hereof:

         4.1. CORPORATE EXISTENCE AND POWER. Each of TriZetto and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of TriZetto and Merger Sub has all requisite corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on TriZetto. TriZetto is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TriZetto. TriZetto has heretofore delivered to Finserv true and complete copies of TriZetto's Certificate of Incorporation and Bylaws as currently in effect.

         4.2. CORPORATE AUTHORIZATION.

             (a) The execution, delivery and performance by TriZetto of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within TriZetto's corporate powers and have been duly authorized by all necessary corporate action.

             (b) TriZetto's board of directors, at a meeting duly called and held, has (i) determined that this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of TriZetto's stockholders, and (ii) approved and adopted this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger), which approval satisfies in full any applicable requirements of Subchapter 9 of the DGCL.

             (c) This Agreement has been duly executed and delivered by TriZetto and Merger Sub and is a legal, valid and binding obligation of TriZetto and Merger Sub, enforceable against TriZetto and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

             (d) At the Closing Date and at the time of issuance, the TriZetto Stock issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

         4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by TriZetto and Merger Sub of this Agreement and the Transaction Documents and the consummation by TriZetto and Merger Sub of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (a) the filing of the Certificate of Merger and other documents in accordance with the DGCL and the NYGCL, (b) compliance with the 1933 Act, the 1934 Act, or foreign or state securities or blue sky laws; and (c) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on TriZetto or Merger Sub or materially impair the ability of TriZetto or Merger Sub to consummate the transactions contemplated by this Agreement.

         4.4. NON-CONTRAVENTION. The execution, delivery and performance by TriZetto and Merger Sub of this Agreement and the Transaction Documents and the consummation by TriZetto and Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of TriZetto and Merger Sub or the charter documents of the TriZetto Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to TriZetto and Merger Sub or the TriZetto Subsidiaries,
(iii) require the consent or other action of any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of TriZetto and Merger Sub or the TriZetto Subsidiaries or to a loss of any benefit to which TriZetto and Merger Sub or the TriZetto Subsidiaries is entitled under any provision of any agreement or other instrument binding upon TriZetto and Merger Sub or the TriZetto Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of TriZetto, or (iv) result in the creation or imposition of any Lien on any asset of TriZetto or the TriZetto Subsidiaries, except, in the case of clauses (ii) through (iv), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on TriZetto or materially impair the ability of TriZetto and Merger Sub to consummate the transactions contemplated by this Agreement.

         4.5. COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. TriZetto and the TriZetto Subsidiaries hold all material licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respective operations, and there are no violations or claimed violations by TriZetto of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation.

         4.6. CAPITALIZATION.

             (a) The authorized capital stock of TriZetto consists of 40,000,000 shares of TriZetto Stock and 5,000,000 shares of TriZetto Preferred Stock. As of November 30, 1999, there were outstanding (i) 20,309,014 shares of TriZetto Stock, (ii) zero shares of preferred stock of TriZetto, (iii) employee stock options to purchase an aggregate of 3,382,168 shares of TriZetto Stock, (iv) warrants to purchase an aggregate of zero shares of TriZetto Stock, and (v) an aggregate of zero shares of TriZetto Stock issued or relating to restricted stock awards, or other stock based compensation arrangements. 4,600,000 shares of TriZetto Stock have been reserved for issuance pursuant to TriZetto's employee stock purchase plan and TriZetto's stock option plan.

             (b) All outstanding shares of capital stock of TriZetto have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.6, and except for changes since November 30, 1999, resulting from the exercise of stock options outstanding on such date, there are no outstanding (i) shares of capital stock or other voting securities of TriZetto, (ii) securities of TriZetto convertible into or exchangeable for shares of capital stock or voting securities of TriZetto, or (iii) options, restricted stock, other stock-based compensation awards or other rights to acquire from TriZetto, or other obligation of TriZetto to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of TriZetto. There are no outstanding obligations of TriZetto or the TriZetto Subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

             (c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of TriZetto having the right to vote (or convertible into or exercisable for TriZetto Stock having the right to vote) on any matters on which TriZetto stockholders may vote.

         4.7. SEC FILINGS OF TRIZETTO. TriZetto has furnished Finserv and the Finserv Securityholders copies of the reports of TriZetto filed with the Securities and Exchange Commission (the "SEC") after October 7, 1999 ("SEC Filings"). TriZetto has timely filed with the SEC all reports required to be filed by it since its initial public offering in October 1999. The SEC Filings
(a) complied in all material respects with the requirements of the 1933 Act and the 1934 Act as the case may be at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (b) did not as of the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. TriZetto has timely filed all required forms, reports and documents required to be filed with the SEC and the NASD.

         4.8. TRIZETTO FINANCIAL STATEMENTS. The unaudited consolidated financial statements for its third quarter ended September 30, 1999 are complete and correct in all material respects in accordance with the books and records of TriZetto, and present fairly the financial position of TriZetto, at the dates indicated and the results of its operations and the changes in stockholders equity for the period then ended, in accordance with GAAP, consistently applied.

         4.9. ABSENCE OF CERTAIN CHANGES. Since September 30, 1999, there has been no change in the business or financial condition of TriZetto, except as set forth in the SEC Filings and changes in the ordinary course of business that in the aggregate have not been materially adverse to TriZetto. To the knowledge of TriZetto, except as set forth in the SEC Filings, there are no new developments in any business conducted by TriZetto, nor any new or improved technologies, products, processes or services useful in connection with the business of TriZetto or its customers, which can reasonably be expected to have a Material Adverse Affect on TriZetto.

         4.10. LITIGATION. There is no action, suit, investigation, audit or proceeding pending against, threatened against or affecting, TriZetto, its officers or directors, the TriZetto Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, would, individually or in the aggregate, have a Material Adverse Effect on TriZetto. Neither TriZetto, its officers or directors, the TriZetto Subsidiaries nor any of their respective properties, nor to the knowledge of TriZetto any of its officers or directors, is subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official.

         4.11. BANKING AND FINDERS' FEES. There is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of TriZetto or any of the TriZetto Subsidiaries who might be entitled to any fee or commission from Finserv or any of the TriZetto Subsidiaries upon consummation of the transactions contemplated by this Agreement.

         4.12. TAX MATTERS. The Merger is intended to qualify as a reorganization under Section 368(a)(1)(A) of the Code. In respect thereof, the following representations are made: (i) TriZetto has no plan or intention to reacquire, directly or indirectly, any of its stock issued in the Merger; (ii) TriZetto has no plan or intention to sell or otherwise dispose of or to cause Finserv to sell or otherwise dispose of any of the assets of Finserv acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code; (iii) following the Merger, TriZetto will continue the historic business of Finserv or use a significant portion of Finserv's historic business assets in a business; (iv) the payment of cash in lieu of fractional shares of TriZetto stock is solely for the purpose of avoiding the expense and inconvenience to TriZetto of issuing fractional shares and does not represent separately bargained for consideration;
(v) the total cash consideration to be paid in the Merger to the Finserv Shareholders instead of issuing fractional shares of TriZetto Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Finserv Shareholders in exchange for their shares of Finserv Stock; (vi) TriZetto will pay the expenses incurred in connection with the Merger which is allocated to it pursuant to Section 10.4, if any; (vii) TriZetto is not an "investment company" as defined in Section 368(a)(2)(F) of the Code; (viii) TriZetto has no plan or intention to take any action that would result in TriZetto losing control of Finserv within the meaning of Section 368(c) of the Code; (ix) immediately prior to and at the Effective Time, TriZetto will be in control of Merger Sub within the meaning of Section 368(c) of the Code; and (x) neither TriZetto nor Merger Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         4.13. MERGER SUB. Merger Sub is and will be at all times prior to the Effective Time a wholly-owned subsidiary of TriZetto newly formed for the sole purpose of effecting the Merger. Merger Sub will engage in no other material activities or operations not related to such purpose.

         4.14. FULL DISCLOSURE. All of the representations and warranties made by TriZetto and Merger Sub in this Agreement, and all statements set forth in the certificates delivered by TriZetto and Merger Sub at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by TriZetto pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

                                   ARTICLE 5

              COVENANTS OF FINSERV AND THE FINSERV SECURITYHOLDERS

         5.1. CONDUCT OF BUSINESS. Finserv agrees that from the date hereof until the Effective Time, except with the prior written consent of TriZetto, as set forth in the Finserv Disclosure Schedule or as contemplated by this Agreement, (a) Finserv shall conduct its business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and keep available the services of their current officers and employees and preserve their relationships with third parties and (b) without limiting the generality of the foregoing, and subject to the exceptions set forth in the preceding clause, Finserv will not:

             (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Finserv or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, to acquire, any such shares, voting securities or convertible;

             (c) amend its Articles of Incorporation, Bylaws or other comparable charter or organizational documents;

             (d) sell, lease, license, transfer or otherwise dispose of, any material properties or assets except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practices;

             (e) amend, modify or waive any material term of any outstanding security of Finserv;

             (f) incur, assume, guarantee or become obligated with respect to any indebtedness other than drawings on existing revolving credit facilities listed in the Finserv Disclosure Schedule, or otherwise in the ordinary course of business, consistent with past practice, or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

             (g) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $25,000 individually or $25,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property;

             (h) (i) grant to any current or former director, officer or employee of Finserv any material increase in compensation or benefits, except for cost of living raises in the ordinary course of business, and except for employees who are not officers or directors in the ordinary course of business consistent with past practice, (ii) grant to any such director, officer, or employee any increase in severance or termination pay including the vesting of shares of Finserv Stock (or other property) or (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer or employee;

             (i) will not take any actions that would make any representation and warranty of Finserv hereunder inaccurate in any material respect at the Effective Time; or

             (j) authorize any of, or commit or agree to take any of, the foregoing actions.

         5.2. NO SOLICITATION. Finserv shall not, directly or indirectly, through any officer, director, employee, representative or agent of Finserv, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Finserv other than the transactions contemplated herein (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to approve or recommend any Acquisition Proposal.

         5.3. CONSENTS AND FILINGS. Upon the terms and subject to the conditions hereof, Finserv and the Representative agree to shall use all reasonable efforts to (a) obtain the consents required under Finserv's two real property leases;
(b) take all actions to file UCC-3 Termination Statements, or other required documents, in order to obtain release of liens held by its creditors; and (c) take all other actions necessary to effect the transactions contemplated hereby.

                                    ARTICLE 6

                              COVENANTS OF TRIZETTO

         6.1. OBLIGATIONS OF MERGER SUB. TriZetto shall take all action to incorporate Merger Sub and cause it to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         6.2. SEC FILINGS. TriZetto shall, prior to the Closing, provide Finserv and each Finserv Securityholder with its Prospectus dated October 7, 1999 and all Form 10-Q's and Form 8-K's and all other items filed by TriZetto under Sections 13(a), 14(a) and (c) and 15(d) of the 1934 Act since the date of such Prospectus.

         6.3. EMPLOYEE BENEFIT PLANS. As soon as practicable after the Closing, TriZetto shall cause Finserv to terminate all of its Benefit Plans in accordance with their terms but without any liability to Finserv or TriZetto except as required in accordance with applicable law. Concurrently therewith, TriZetto shall provide, to each person employed after the Closing by TriZetto or Finserv, employee benefit plans under which such persons shall receive benefits comparable to those offered to TriZetto employees.

         6.4. REGISTRATION STATEMENT. TriZetto shall use its commercially reasonable best efforts to qualify for registration on Form S-3, subject to the availability of audited financial statements of Finserv, if required. Without any request necessary from the Finserv Securityholders, TriZetto shall file a registration statement covering the shares of TriZetto Stock issued pursuant to Sections 2.1 hereunder on or before October 8, 2000. TriZetto shall use its commercially reasonable best efforts to have such registration statement declared effective prior to the one year anniversary of the date hereof.

         6.5. NASDAQ ADDITIONAL LISTING APPLICATION. TriZetto shall file an Additional Listing Application covering the shares of TriZetto Stock issuable to the Finserv Securityholders pursuant to this Agreement within one business day after the Effective Time. TriZetto shall use its commercially reasonable best efforts to have such shares approved for listing on the Nasdaq National Market.

         6.6. STOCK OPTIONS. TriZetto shall execute and deliver option agreements within 30 days of the Effective Time representing options to purchase
(a) 50,000 shares to each of Stuart Schloss and Franc Richardson and (b) 10,000 shares to each of Olga Pizzo and William Nice, at an exercise price equal to the fair market value of the TriZetto Stock on December 20, 1999, the date of the grant, and pursuant to the standard terms and provisions of the option agreements.

         6.7. PAYOFF OF BANK OBLIGATIONS. Concurrently with the Closing, TriZetto shall payoff the bank obligations set forth in Section 6.7 of the Finserv Disclosure Schedule (the "Bank Debt"), the sum of which shall not exceed $250,000, and to have the Finserv Securityholders released from any personal guaranties related to the Bank Debt.

                                   ARTICLE 7

                        COVENANTS OF TRIZETTO AND FINSERV

         7.1. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Finserv and TriZetto shall each (and shall cause each of their Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time to all its properties, books, contracts, commitments and records and, during such period, Finserv and TriZetto each shall (and shall cause each of their Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussions of the other's business, properties and personnel as either TriZetto or Finserv may reasonably request. TriZetto will treat and hold all such information confidential and will not use such information except in connection with this Agreement; and if this Agreement is terminated for any reason whatsoever, TriZetto will return to Finserv all tangible embodiments if such information is in its possession. This covenant shall survive termination of this Agreement.

         7.2. CONSENTS; APPROVALS. Prior to Closing, each of Finserv and TriZetto shall use its reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders necessary (including, without limitation, all governmental and regulatory rulings and approvals) such that the transactions contemplated herein will not constitute a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which it or any of its Subsidiaries is a party. Finserv and TriZetto shall make all filings (including, without limitation, all filings with the governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by Finserv and TriZetto and the consummation by them of the transactions contemplated hereby.

         7.3. NOTICES OF CERTAIN EVENTS. Finserv and TriZetto shall promptly notify the other party of:

             (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (b) any notice or other communication from any governmental or regulatory agency in connection with the transactions contemplated by this Agreement; and

             (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 2, 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a party hereunder.

         7.4. FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

         7.5. PUBLIC ANNOUNCEMENTS. TriZetto and Finserv shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated herein, and except as may be required by applicable law, will not issue any such press release or make any such public statement without the prior written consent of the other party.

         7.6. TRANSFER TAXES. TriZetto and Finserv shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. TriZetto, Merger Sub, Finserv and the Finserv Securityholders agree that each of the Finserv Securityholders on a pro rata basis according to their ownership of Finserv Stock (prior to the Merger) and the Surviving Corporation (following the Merger) will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Merger or the surrender of the Finserv Stock pursuant to the Merger (collectively, "Transfer Taxes"), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Finserv Stock other than as a result of the Merger, and any penalties or interest with respect to the Transfer Taxes. The Finserv Securityholders agree to cooperate with TriZetto in the filing of any returns with respect to the Transfer Taxes.

         7.7. FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable, and to the extent practicable, on or before December 31, 1999, the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The forgoing covenant shall not include any obligation by TriZetto to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of TriZetto or Finserv.

                                   ARTICLE 8

                                 INDEMNIFICATION

         8.1. INDEMNIFICATION OF TRIZETTO AND MERGER SUB.

             (a) Subject to the limitations contained in this Article 8, the Finserv Securityholders shall severally defend, indemnify and hold harmless TriZetto and Merger Sub and their respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by Finserv or such Finserv Securityholder in this Agreement (as each such representation or warranty would read if all qualifications as to knowledge or materiality, including without limitation the definition of Material Adverse Effect were deleted therefrom), or (ii) the breach of any covenant or agreement made by Finserv or such Finserv Securityholder in this Agreement.

             (b) With respect to Subsection 8.1(a), the Finserv Securityholders shall be liable to TriZetto for any Claims and Liabilities only if the aggregate amount of all Claims and Liabilities exceeds $50,000 (the "Basket Amount"), in which case the Finserv Securityholders shall be obligated to indemnify TriZetto for all such Claims and Liabilities without regard to the Basket Amount; provided, however, that the Basket Amount shall not apply to the indemnification obligations for breach of any representations and warranties set forth in
Section 3.6 and 3.11 hereof. Further, the Finserv Securityholders' aggregate liability under Subsection 8.1(a) (other than with respect to any intentional or willful breach or failure to perform) shall in no event exceed the aggregate Consideration.

         8.2. LIMITATIONS. Anything to the contrary notwithstanding, TriZetto shall not be indemnified and held harmless in respect of any Claims and Liabilities which are covered by insurance owned by Finserv to the extent that any net loss is reduced by such insurance. To the extent quantifiable, the parties shall make appropriate adjustments to take into account the tax benefits in determining the amount of indemnification to be provided hereunder.

         8.3. INDEMNIFICATION OF FINSERV. TriZetto shall defend, indemnify and hold harmless Finserv, and its officers, directors, shareholders, employees and agents against and in respect to all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by TriZetto or Merger Sub, or (ii) breach of any covenant or agreement made by TriZetto or Merger Sub in this Agreement; provided, however, notwithstanding anything to the contrary TriZetto's liability hereunder shall be limited to $250,000; provided, however, that this dollar limit shall not apply to any Finserv Securityholders' claims for failure of TriZetto to perform or comply with its obligations pursuant to Article 2, its covenants in Article 6 or the breach of its representations and warranties in Section 4.12 of this Agreement.

         8.4. CLAIMS PROCEDURE. Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of his or its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at his or its own expense and by his or its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that, as a result of an existing or prospective business relationship between TriZetto or any of the TriZetto Subsidiaries on the one hand and any other party or parties to such claim on the other hand, or as a result of other reasonable circumstances, there is a reasonable probability that a claim may materially and adversely affect him or it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which should not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and his or its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of his or its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such

Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee; provided, however, that if the Indemnitee shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its Affiliates by the claimant and imposes no material restrictions on the future activities of the Indemnitee and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party, provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.

         8.5. TREATMENT OF INDEMNITY PAYMENTS. Any payment made to an Indemnified Person pursuant to this Article 8 or the Escrow Agreement shall first be paid out of the Escrow Shares, then if necessary, out of the TriZetto Stock held by the Finserv Securityholders, then out of any other Consideration paid hereunder; any payment shall be treated as a reduction in the Consideration paid by TriZetto in connection with the transactions contemplated herein.

         8.6. AGREEMENT OF FINSERV SECURITYHOLDERS. By virtue of the acceptance by Finserv Securityholders of the consideration payable by TriZetto to the Finserv Securityholders upon the Closing and consummation of the transactions contemplated herein, the Finserv Securityholders will, without the need for any further action on their part, have agreed and consented to (i) their indemnification and other obligations under this Article 8; (ii) all of the terms and conditions of the Escrow Agreement and the establishment of the Escrow pursuant to the terms and conditions of this Agreement and the Escrow Agreement to secure their indemnification obligations under this Article 8; and (iii) the appointment of the Representative as the Finserv Securityholders' representative for purposes of this Article 8 and the Escrow Agreement and as attorney-in-fact and agent for and on behalf of each Finserv Securityholder, and the taking by the Representative of any and all actions and making of any decisions required or permitted to be taken or made by the Representative on their behalf under this Article 8 or the Escrow Agreement. Each Finserv Securityholder agrees that the provisions of this Article 8 and the Escrow Agreement will be personally binding on such Finserv Securityholder.

         8.7. EXCLUSIVE REMEDY. Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article 8, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation or deceit.

                                   ARTICLE 9

                              CONDITIONS TO MERGER

         9.1. CONDITION TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of TriZetto, Merger Sub, Finserv and Finserv Securityholders to consummate the transactions contemplated herein are subject to the satisfaction at or prior to the Effective Time of the following conditions:

             (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Finserv Shareholders in accordance with Finserv's Articles of Incorporation and the NYGCL; and

             (b) NO INJUNCTIONS. No temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated herein shall be in effect.

         9.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF TRIZETTO AND MERGER SUB. The obligations of TriZetto and the Merger Sub to consummate the transactions contemplated herein are also subject to the following conditions:

             (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Finserv and the Finserv Securityholders contained in this Agreement and in any certificate or other writing delivered to TriZetto pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and TriZetto and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Finserv;

             (b) AGREEMENTS AND COVENANTS. Finserv and each of the Finserv Securityholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and TriZetto shall have received a certificate to such effect signed by the President and Chief Executive Officer of Finserv;

             (c) CONSENTS OBTAINED. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Finserv for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Finserv;

             (d) FINSERV SHAREHOLDERS. At or prior to the Closing, the Finserv Shareholders shall hold 100% of the issued and outstanding shares of the Finserv Stock;

             (e) FINSERV STOCK OPTIONS AND FINSERV DERIVATIVE SECURITIES. As of the Closing, there shall be no outstanding Finserv Derivative Securities and no outstanding Finserv Options;

             (f) ESCROW AGREEMENT. The Escrow Agreement in the form of Exhibit C shall have been entered into by TriZetto and each of the Finserv
Securityholders;

             (g) NON-COMPETITION AGREEMENT. The Non-Competition Agreement in the form of Exhibit E shall have been entered into by TriZetto and each of Stuart Schloss and Franc Richardson;

             (h) OUTSTANDING FINSERV INDEBTEDNESS. The Finserv Notes and all other outstanding notes payable including the notes issued to The Flex Group, Donald G. Felner and their Affiliates, shall be marked cancelled and delivered to TriZetto at Closing;

             (i) NOTE CONTRIBUTION AGREEMENT. The Note Contribution Agreement in the form of Exhibit F shall have been entered into by Finserv and the Finserv Noteholder;

             (j) RESIGNATIONS. At the Closing, Finserv shall cause to be delivered to TriZetto duly signed resignations, effective immediately after the Closing, of all directors and officers of Finserv (other than those directors and officers designated in writing by TriZetto to Finserv at least one day before the Closing Date), or shall take such other action as is necessary to assure that such persons are not directors or officers of Finserv after the Closing;

             (k) OPINION OF COUNSEL. TriZetto shall have received the opinion of Lasser Hochman, L.L.C, counsel to Finserv, dated as of the Closing Date, in the form attached hereto as Exhibit G;

             (l) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement in the form attached hereto as Exhibit I shall have been entered into by TriZetto and each of the Finserv Securityholders; and

             (m) INTELLECTUAL PROPERTY AND TECHNICAL INFORMATION AGREEMENT. The Intellectual Property and Technical Information Agreement in the form attached hereto as Exhibit K shall have been entered into by TriZetto and each of the Finserv Securityholders.

         9.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF FINSERV. The obligations of Finserv to consummate the transactions contemplated herein are also subject to the following conditions:

             (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TriZetto and Merger Sub contained in this Agreement and in any certificate or other writing delivered to TriZetto pursuant hereto shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time and Finserv shall have received a certificate to such effect signed by the President and the Chief Executive Officer of TriZetto;

             (b) AGREEMENTS AND COVENANTS. TriZetto and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing and Finserv shall have received a certificate to such effect signed by the President and the Chief Executive Officer of TriZetto;

             (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by TriZetto and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by TriZetto and Merger Sub, except where the failure to receive such consents, etc. would not reasonably be expected to have a Material Adverse Effect on TriZetto; and

            (d) OPINION OF COUNSEL. Finserv shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to TriZetto, dated as of the Closing Date, in the form attached hereto as Exhibit H.

                                   ARTICLE 10

                                   TERMINATION

      10.1. TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the board of directors of TriZetto or Finserv or Finserv's Shareholders):

            (a) by mutual written agreement duly authorized by the board of directors of TriZetto and Finserv;

            (b) by the board of directors of TriZetto if any condition to the obligation of TriZetto or Merger Sub under this Agreement to be complied with or performed by Finserv at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by TriZetto;

            (c) by the board of directors of Finserv if any condition to the obligation of Finserv under this Agreement to be complied with or performed by TriZetto at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Finserv; or

            (d) by either TriZetto or Finserv if the Merger shall not have been consummated by December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

      10.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Article 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, shareholders or Affiliates except (i) as set forth in
Article 7 hereof, and (ii) that, except as otherwise provided in Article 8, nothing herein shall relieve any party from liability for any breach by such party.

      10.3. OPTION AGREEMENT. Notwithstanding anything to the contrary herein, if Steven Kramer ("Kramer") refuses to abide by the terms and provisions of that certain Option Agreement between him and Stuart Schloss, dated November 12, 1999, and as a result Kramer remains a stockholder of Finserv, TriZetto's sole remedy under this Agreement in said event shall be to terminate this Agreement and there shall be no liability on the part of Finserv or the Finserv Securityholders.

      10.4. FEES AND EXPENSES. Except as set forth in this Article 10, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Without limiting the generality of the foregoing, the Finserv Securityholders will pay, on a pro rata basis according to their ownership of Finserv Stock, all of the fees and expenses incurred in connection with the transactions contemplated by this Agreement for Finserv's and the Finserv Securityholders' legal, financial and accounting, and other advisors, including, without limitation, Lasser Hochman, L.L.C. and Alan Goldman and his Affiliates. TriZetto will pay all the fees and expenses incurred in connection with the transaction contemplated by the Agreement for TriZetto's legal, financial and accounting advisors, including without limitation Stradling Yocca Carlson & Rauth and PricewaterhouseCoopers LLP.

                                   ARTICLE 11

                               GENERAL PROVISIONS

      11.1. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; KNOWLEDGE, ETC. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and shall continue in full force and effect for a period of one year following the Effective Time. The covenants and agreements of the parties contained in this Agreement shall survive the Effective Time unless and until they are otherwise terminated pursuant to their terms as a matter of applicable laws.

      11.2. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

             (a)   If to TriZetto or Merger Sub:

                        The TriZetto Group, Inc.
                        567 San Nicolas Drive, Suite 360
                        Newport Beach, California  92660
                        Attn:  Jeffrey H. Margolis
                        Ph:  (949) 718-4940
                        Fax: (949) 718-4944
                        E-mail:  jeff.margolis@trizetto.com

                   with a copy to (which shall not constitute notice):

                         Stradling Yocca Carlson & Rauth
                         660 Newport Center Drive, Suite 1600
                         Newport Beach, California 92660
                         Attn: K.C. Schaaf, Esq.
                         Ph: (949) 725-4155

                         Fax: (949) 725-4100

             (b)   If to Finserv:

                         Finserv Health Care Systems, Inc.
                         29 Delwick Lane
                         Short Hills, New Jersey 07078
                         Attn:  Stuart Schloss
                         Ph:  (973) 467-8154
                         Fax:  (973) 467-4734

                   with a copy to (which shall not constitute notice):

                         Lasser Hochman, L.L.C.
                         75 Eisenhower Parkway
                         Roseland, New Jersey 07068
                         Attn:  David Silver
                         Ph: (973) 226-2700
                         Fax: (973) 226-0844

             (c)   If to the Finserv Securityholders:

                        To the address set forth on Schedule 1 attached hereto.

      11.3. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      11.4. WAIVER. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      11.5. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      11.6. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in an acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

      11.8. ENTIRE AGREEMENT. This Agreement (including the Finserv Disclosure Schedule and the TriZetto Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

      11.9. ASSIGNMENT. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of law or otherwise), without the prior written consent of the other party.

      11.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 8.4 (which is intended to be for the benefit of the Indemnified Parties and the others specifically referenced therein as beneficiaries of the agreements contained in Section 8.4, and may be enforced by such Indemnified Parties and other persons).

      11.11. GOVERNING LAW. This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Delaware as applied to contracts that are executed and performed in Delaware, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Orange County, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

      11.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered to the other party.

      11.13. ATTORNEYS FEES. If any action or proceeding relating to this Agreement or the Escrow Agreement, or the enforcement of any provision of this Agreement or the Escrow Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      11.14. GENDER. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.

      IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    THE TRIZETTO GROUP, INC., a Delaware
                                    corporation

                                        By:____________________________________

                                        Name:__________________________________

                                        Title:_________________________________



                                    FINSERV ACQUISITION CORP., a Delaware
                                    corporation

                                        By:____________________________________

                                        Name:__________________________________

                                        Title:_________________________________




                                    FINSERV HEALTH CARE SYSTEMS, INC., a New
                                    York corporation


                                        By:____________________________________

                                        Name:__________________________________

                                        Title:_________________________________




                                    "FINSERV STOCKHOLDERS":


                                        _______________________________________
                                        Stuart Schloss



                                        _______________________________________
                                        Franc Richardson

                                        _______________________________________
                                        Olga Pizzo


                                        _______________________________________
                                        William Nice


                                    FINSERV NOTEHOLDER:


                                        _______________________________________
                                        Stuart Schloss

                                   SCHEDULE 1

                              FINSERV SHAREHOLDERS



[Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                   SCHEDULE 2

                                  FINSERV NOTES



  [Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

The following terms, as used in the Purchase Agreement, have the following meanings:

      "1933 ACT" shall have the meaning as set forth in Section 3.3 of the Agreement.

      "1934 ACT" shall have the meaning as set forth in Section 3.3 of the Agreement.

      "ACCOUNTS RECEIVABLE AND PAYABLE SCHEDULE" shall have the meaning as set forth in Section 2.5(a)(i) of the Agreement.

      "ACQUISITION PROPOSAL" shall have the meaning as set forth in Section 5.2 of the Agreement.

      "ADJUSTED SHARES CLOSING" shall have the meaning as set forth in Section
2.8 of the Agreement.

      "ADJUSTMENT DATE" shall have the meaning as set forth in Section 2.8 of the Agreement.

      "AFFILIATE" shall mean any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity, or person directly or indirectly controlling, controlled by or under common control with Finserv, including all officers and directors of Finserv.

      "AGREEMENT" shall have the meaning as set forth in the Preamble.

      "BANK DEBT" shall have the meaning as set forth in Section 6.7 of the Agreement.

      "BASKET AMOUNT" shall have the meaning as set forth in Section 8.1(b) of the Agreement.

      "BENEFIT PLANS" shall have the meaning as set forth in Section 3.12(b) of the Agreement.

      "CASH HOLDBACK" shall have the meaning as set forth in Section 2.3(b)(i) of the Agreement.

      "CERTIFICATE OF MERGER" shall have the meaning as set forth in Section 1.3 of the Agreement.

      "CLOSING" shall have the meaning as set forth in Section 1.2 of the Agreement.

      "CLOSING DATE" shall have the meaning as set forth in Section 1.2 of the Agreement.

      "CLAIMS AND LIABILITIES" shall have the meaning as set forth in Section
8.1 of the Agreement.

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      "CODE" shall have the meaning as set forth in the Recitals.

      "CONFIDENTIALITY AGREEMENT" shall have the meaning as set forth in Section 2.7(d) of the Agreement.

      "CONSIDERATION" shall have the meaning as set forth in Section 2.3(a) of the Agreement.

      "CPA" means KPMG LLP.

      "DGCL" shall have the meaning as set forth in Section 1.1 of the Agreement.

      "DISSENTING SHARES" shall have the meaning as set forth in Section 2.1(c) of the Agreement.

      "EARNOUT CONSIDERATION" shall have the meaning set forth in Section 2.7(a) of the Agreement.

      "EFFECTIVE TIME" shall have the meaning as set forth in Section 1.3 of the Agreement.

      "EMPLOYEES" shall have the meaning as set forth in Section 3.20 of the Agreement.

      "ENVIRONMENTAL LAWS" mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Substances or wastes or the clean-up or other remediation thereof.

      "ENVIRONMENTAL PERMITS" means, with respect to any person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such person as currently conducted.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "ESCROW" shall have the meaning as set forth in Section 2.4 of the Agreement.

      "ESCROW AGENT" shall have the meaning as set forth in Section 2.4 of the Agreement.

      "ESCROW AGREEMENT" shall have the meaning as set forth in Section 2.4 of the Agreement.

      "ESCROW SHARES" shall have the meaning as set forth in Section 2.4 of the Agreement.

      "EXCESS" shall have the meaning as set forth in Section 2.5(b)(i) of the Agreement.

      "EXCHANGE AGENT" shall have the meaning as set forth in Section 2.2(a) of the Agreement.

      "FINAL ACCOUNTS RECEIVABLE AND PAYABLE SCHEDULE" shall have the meaning as set forth in Section 2.5(a)(i) of the Agreement.

      "FINANCIAL STATEMENTS" shall have the meaning as set forth in Section 3.8 of the Agreement.

      "FINSERV" shall have the meaning as set forth in the Preamble.

      "FINSERV BALANCE SHEET" shall have the meaning as set forth in Section 3.8 of the Agreement.

      "FINSERV CONVERTIBLE SECURITY" means any note, evidence of indebtedness, stock or other security that is convertible into or exchangeable for any shares of the capital stock of Finserv.

      "FINSERV DERIVATIVE SECURITY" shall mean (a) any Finserv Warrant, (b) any Finserv Convertible Security, (c) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any Finserv Convertible Security; and (d) any note, evidence of indebtedness, stock or other security that is convertible into or exchangeable for any Finserv Warrant.

      "FINSERV DISCLOSURE SCHEDULE" shall mean the written disclosure schedule delivered on or prior to the date hereof by Finserv to TriZetto that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

      "FINSERV ENVIRONMENTAL LIABILITIES" mean any and all liabilities of or relating to Finserv, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

      "FINSERV NOTES" shall have the meaning as set forth in the Recitals.

      "FINSERV OPTION" means any option granted, whether exercisable or not exercisable and not exercised or expired, to a current or former employee, director, consultant, advisor or independent contractor of Finserv or any predecessor thereof to purchase Finserv Stock.

       "FINSERV SECURITYHOLDER" shall have the meaning as set forth in the Preamble.

      "FINSERV SHAREHOLDERS" shall have the meaning as set forth in the Preamble.

      "FINSERV STOCK" shall have the meaning as set forth in Section 2.1(b)(i) of the Agreement.

      "FINSERV WARRANT" means any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of Finserv.

      "GAAP" shall have the meaning as set forth in Section 2.5(a) of the Agreement.

      "HAZARDOUS MATERIAL" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

      "INDEMNIFYING PARTY" shall have the meaning as set forth in Section 8.4 of the Agreement.

      "INDEMNITEE" shall have the meaning asset forth in Section 8.4 of the Agreement.

      "INTELLECTUAL PROPERTY" means patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, trade names, service marks, service names, licenses, trade secrets and any other know-how or intellectual property rights, and rights in any thereof (insofar as it is practical to list or describe such rights).

      "KNOWLEDGE OF FINSERV" means the actual knowledge of the officers of Finserv, and knowledge that a reasonable person in such capacity should have after due inquiry.

      "KNOWLEDGE OF THE FINSERV SECURITYHOLDER" means the actual knowledge of such person and knowledge that a reasonable person should have after due inquiry.

      "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

      "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or liabilities of such Person and its Subsidiaries taken as a whole.

      "MERGER" shall have the meaning as set forth in the Recitals.

      "MERGER CONSIDERATION" shall have the meaning as set forth in Section 2.1(b)(ii) of the Agreement.

      "MERGER SUB" shall have the meaning as set forth in the Preamble.

      "NASD" means National Association of Securities Dealers, Inc.

      "NET REVENUE" shall have the meaning as set forth in Section 2.7(a)(iii) of the Agreement.

      "NOTE CONSIDERATION" shall have the meaning as set forth in Section
2.3(a).

      "NYGCL" shall have the meaning as set forth in Section 1.1 of the Agreement.

      "NMS" shall have the same meaning as set forth in Section 2.1(b)(i)(A) of the Agreement.

      "PERSON" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

      "PRODUCTS" means the proprietary software applications developed or owned by Finserv and all related products, including any Intellectual Property related thereto.

      "REPRESENTATIVE" shall have the meaning as set forth in Section 2.5(a) of the Agreement.

      "REVENUE CALCULATION" shall have the meaning as set forth in Section 2.7(b) of the Agreement.

      "SEC" shall have the meaning as set forth in Section 4.7 of the Agreement.

      "SEC FILINGS" shall have the meaning as set forth in Section 4.7 of the Agreement.

      "SELLING SHAREHOLDER" shall have the meaning as set forth in Section 6.__(b) of the Agreement.

      "SOFTWARE" means software programs and rights in any thereof (insofar as it is practical to list or describe such rights).

      "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      "SURVIVING CORPORATION" shall have the meaning as set forth in Section 1.1 of the Agreement.

      "TAXES" shall mean all income, gross receipts, sales, transfer, use, employment, franchise, profits, property and other taxes, fees, stamp taxes and duties, assessments, and charges of any kind whatsoever (whether payable directly or by withholding), together with any interest thereof and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

      "TAXING AUTHORITY" shall mean any governmental authority responsible for the imposition of Taxes.

      "THIRD PARTY LICENSES" means all licenses and other agreements with third parties relating to any Intellectual Property or products that Finserv is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products marketed and distributed by Finserv.

      "THIRD PARTY TECHNOLOGY" means all Intellectual Property and products owned by third parties and licensed pursuant to Third Party Licenses.

      "TRANSFER TAXES" shall have the meaning as set forth in Section 7.6 of this Agreement.

      "TRANSACTION DOCUMENTS" means the Agreement, the Escrow Agreement, the Non-Competition Agreement, the Note Contribution Agreement, the Registration Rights Agreement, the Confidentiality Agreement, the Intellectual Property and Technical Information Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

      "TRIZETTO" shall have the meaning as set forth in the Preamble.

      "TRIZETTO DISCLOSURE SCHEDULE" shall mean the written disclosure schedule delivered on or prior to the date hereof by TriZetto to Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

      "TRIZETTO STOCK" shall have the meaning as set forth in Section 1.1(a) of the Agreement.

      "VALUATION" shall have the meaning as set forth in Section 2.5(c) of the Agreement.

      "YEAR 2000 COMPLIANT" means that (1) the products, services, or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality of Finserv's provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s), (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times when used independently or in combination with other products, services, and/or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations,
(iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during, prior to, on and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) Finserv's supply of the product(s), service(s), and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

                                    EXHIBIT B

               ALLOCATION OF STOCK PORTION OF MERGER CONSIDERATION



[Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                    EXHIBIT C

                            FORM OF ESCROW AGREEMENT



                See Exhibit 2.2 filed with the Company's Form 8-K

                                    EXHIBIT D

                        FORM OF CONFIDENTIALITY AGREEMENT



[Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                    EXHIBIT E

                        FORM OF NON-COMPETITION AGREEMENT


                 See Exhibit 2.3 filed with the Company's Form 8-K

                                    EXHIBIT F

                       FORM OF NOTE CONTRIBUTION AGREEMENT



[Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                    EXHIBIT G

                       FORM OF OPINION OF SELLERS' COUNSEL



[Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                    EXHIBIT H

                              FORM OF SYCR OPINION



[Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                    EXHIBIT I

                      FORM OF REGISTRATION RIGHTS AGREEMENT



                See Exhibit 2.4 filed with the Company's Form 8-K

                                    EXHIBIT J

                            FLOW OF FUNDS MEMORANDUM



[Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                    EXHIBIT K

             INTELLECTUAL PROPERTY AND TECHNICAL INFORMATION AGREEMENT



[Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]